EXHIBIT 99.1

Press Release	Source: Arête Industries, Inc.

Arete Industries, Inc. Expects $2 million in Net Income for the Third Quarter Ended September 30, 2011
Tuesday, November 15, 2011

WESTMINSTER, Colorado, November 15, 2011 (GLOBE NEWSWIRE) - Arête Industries, Inc. (OTCQB:ARET) - News) today announced it generated over $2.9 million in gross revenue, expects over $2 million dollars (or in the range of $0.30 to $0.32 in net income per fully diluted common share) for the quarter ended September 30, 2011 and expects over  $800,000 of net income (or in the range of $0.10 to $0.12 per fully diluted common share) for the nine months ended September 30, 2011.  The Company will be fling an extension for its Form 10-Q due today and expects to file the 10-Q on or about Friday, November 18, 2011.

The Company also announced it recently acquired the remaining 50% of a small producing well in Wyoming adding over 5 barrels of BOE in net production per day.

Donald Prosser, Chairman and Chief Executive Officer of Arête Industries, Inc. commented, “This is a complex quarterly report due to the completion of the significant $5.2 million preferred stock financing and related producing property acquisition in the third quarter ended September 30, 2011. The 10-Q will reflect the Company’s improved financial condition post this recent acquisition.”

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About the Company

The Company holds oil and gas properties in the Rocky Mountain Region of the United States and operates a small natural gas gathering system.  For additional information on the Company visit our website at http://www.areteindustries.com/

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company’s dependence on its management, the Company’s lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings.  Readers are encouraged to review these risks in our SEC filings.

For Further Information Contact:

Arête Investor Relations:
Gerald Kieft
The WSR Group
772-219-7525
IR@theWSRgroup.com

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Source: Arete Industries, Inc.